Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark D. Boehmer
VP & Treasurer
(336) 862- 8705

SEALY CORPORATION REPORTS THIRD QUARTER FISCAL 2007 RESULTS

—Net Sales Grow 7.5%—

—Domestic Sales Increase on 10.3% Unit Volume Growth—

—International Sales Strength Continues—

TRINITY, North Carolina (October 4, 2007)—Sealy Corporation (NYSE:ZZ), the largest bedding manufacturer in the world, today announced results for its third quarter of fiscal 2007.

Net sales for the third quarter ended August 26, 2007 increased 7.5% to $446.4 million from $415.1 million for the comparable period a year earlier on unit volume growth of 16.9%. Partially offsetting this increase was an 8.0% decrease in average unit selling price (AUSP).

Domestic net sales increased $16.7 million or 5.2% to $335.1 million on a 10.3% increase in unit volume, partially offset by a 4.6% decrease in AUSP. The Company continues to focus on generating unit growth  and experienced strong performance in the Company’s Sealy Posturepedic Reserve beds along with its visco and latex specialty bedding products. The decrease in AUSP is primarily due to a shift in the share of sales coming from the Sealy Posturepedic Reserve beds and strategic pricing actions implemented in the first quarter of fiscal 2007 on selected products such as Sealy Posturepedic TrueForm.

International net sales increased $14.6 million or 15.1% to $111.3 million. Excluding the effects of foreign currency fluctuation, net sales grew 9.2% in the quarter. The increase internationally represents a 32.6% increase in unit volume, partially offset by a decrease in AUSP. The changes in volume and average unit selling price were a result of increased sales of lower priced OEM products in Europe as well as select pricing actions in Canada.  Mexico and Argentina also experienced strong net sales growth.

Third quarter gross profit was $179.9 million, compared to $185.2 million in the prior year third quarter.  As a percentage of net sales, gross profit was 40.3% compared to 44.6% in the third quarter of fiscal 2006.  The decline in gross profit as a percentage of net sales was driven primarily by the addition of $9.5 million of flame retardant materials to our products in the U.S., and the above mentioned product mix changes and pricing actions.  On a per unit basis, material costs increased 7.9% in the U.S. compared to the third quarter of fiscal 2006.  Partially offsetting the decrease in gross profit were continued improvements in manufacturing efficiencies, including improved labor productivity and yields on raw materials.

Net income for the third quarter was $21.5 million or $0.22 per fully diluted share, compared to $29.4 million or $0.30 per fully diluted share, for the comparable period a year ago. Third quarter 2007 net income includes an income tax benefit resulting from the elimination of federal and state tax exposures due to expiring statutes of limitations.  The effective tax rate for the third quarter of 2007 was 19.2% compared to 28.7% in the prior year.

“During the third quarter we successfully executed on our strategy to drive unit volume across all portions of the market, secure real estate with our retailers and increase Sealy’s market share both domestically and internationally while delivering solid cash flow,” said David J. McIlquham, Sealy’s Chairman and Chief Executive Officer. “We also recognize there are areas within our innerspring business where we must improve our performance.  Building on the success of our new Stearns & Foster and Sealy Posturepedic Reserve products we are committed to identifying and implementing opportunities to improve the margin and profitability of these sales as we move forward.  In addition, we are continuing to build on our growth and profitability in our specialty portfolio, especially in our latex products and to that end we are evaluating changes to the business model, including our go to market strategy. Some of these initiatives for latex include: collaborating with our key retailers on a joint strategy, introducing new products by the end of the first half of fiscal 2008, introducing a marketing strategy that leverages the Sealy Posturepedic brand, and a new long-term business plan for this portion of our specialty business, each of which are intended to drive long-term shareholder value.”

Net sales for the nine months ended August 26, 2007 increased 6.2% to $1,260.8 million from $1,187.6 million for the comparable period a year earlier.  Gross profit was $529.7 million, or 42.0% of net sales, versus $530.5 million, or 44.7% of net sales, for the comparable period a year earlier.  Net income was $62.2 million versus net income of $52.5 million for the comparable period a year ago.

During the third quarter, Sealy reduced its debt by $18.1 million. Year to date, debt has been reduced by $26.3 million. As of August 26, 2007, Sealy’s cash and cash equivalent balance was $14.6 million versus $22.2 million as of August 27, 2006.

During the quarter, under Sealy’s previously announced share repurchase program, Sealy purchased 113,100 shares for aggregate proceeds of $1.7 million.  Since the end of the fiscal quarter, an additional 529,000 shares were purchased for aggregate proceeds of $7.7 million as of October 3, 2007.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 5:00 P.M. eastern time.  The live call can be accessed by dialing (888) 239-5208 or for international callers, (913) 981-5542.  Participants should register at least 15 minutes prior to the commencement of the call.  Additionally, a live audio webcast will be available to interested parties at www.sealy.com under the Investor Relations section.  Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

About Sealy

Sealy is the largest bedding manufacturer in the world with sales of approximately $1.6 billion in 2006. The company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy operates 26 plants in North America, and has the largest market share and highest consumer awareness of any bedding brand on the continent. In the United States, Sealy sells its products to 2,900 customers with more than 7,000 retail outlets. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as “expect,” “believe,” “continue,” and “grow,” as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company’s expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company’s Securities and Exchange Commission filings for further information.

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SEALY   CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited—Preliminary results)

	August 26,	November 26,	August 27,
	2007	2006	2006
ASSETS

Current assets:
Cash and cash equivalents	$14,648	$45,620	$22,206
Accounts receivable, net of allowances for bad debts, cash discounts and returns	229,370	193,838	208,760
Inventories	65,277	66,126	66,465
Assets held for sale	—	2,338	2,338
Prepaid expenses and other current assets	20,799	24,710	22,719
Deferred income taxes	13,434	12,627	15,823
	343,528	345,259	338,311
Property, plant and equipment—at cost	434,331	397,167	359,883
Less accumulated depreciation	(195,096)	(178,957)	(174,678)
	239,235	218,210	185,205
Other assets:
Goodwill	391,786	388,204	388,279
Other intangibles, net of accumulated amortization	11,125	13,026	14,802
Debt issuance costs, net, and other assets	37,281	38,033	27,615
	440,192	439,263	430,696
	$1,022,955	$1,002,732	$954,212
LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Current portion—long-term obligations	$30,152	$18,282	$15,546
Accounts payable	139,065	118,885	116,037
Accrued incentives and advertising	44,944	40,578	38,281
Accrued compensation	32,419	35,484	31,970
Accrued interest	11,770	17,286	6,533
Other accrued expenses	45,230	57,669	42,689
	303,580	288,184	251,056
Long-term obligations, net of current portion	776,110	814,236	806,636
Other noncurrent liabilities	45,019	42,688	52,703
Deferred income taxes	10,399	10,199	11,952

Common stock and options subject to redemption	16,244	20,263	20,263

Stockholders’ deficit:
Common stock	908	904	904
Additional paid-in capital	662,862	664,609	664,588
Accumulated deficit	(804,484)	(846,144)	(860,821)
Accumulated other comprehensive income	12,317	7,793	6,931
	(128,397)	(172,838)	(188,398)
	$1,022,955	$1,002,732	$954,212

SEALY CORPORATION
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited—Preliminary results)

	Three Months Ended
	August 26,	August 27,
	2007	2006

Net sales	$446,380	$415,124
Cost of goods sold	266,492	229,941

Gross profit	179,888	185,183

Selling, general and administrative expenses	140,097	127,207
Amortization of intangibles	871	144
Royalty income, net of royalty expense	(3,771)	(3,830)

Income from operations	42,691	61,662

Interest expense	15,936	15,981
Debt extinguishment and refinancing expenses	249	4,567
Other income, net	(70)	(75)

Income before income tax expense	26,576	41,189
Income tax expense	5,105	11,821
Net income	$21,471	$29,368

Earnings per common share—Basic	$0.23	$0.32

Earning per common share—Diluted	$0.22	$0.30
Weighted average number of common shares outstanding:
Basic	91,465	90,959
Diluted	96,376	96,650

SEALY CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited—Preliminary results)

	Nine Months Ended
	August 26,	August 27,
	2007	2006
Net sales	$1,260,775	$1,187,571
Cost of goods sold	731,095	657,115
Gross profit	529,680	530,456
Selling, general and administrative expenses	402,542	373,922
Expenses associated with intial public offering of common stock	—	28,510
Amortization of intangibles	2,484	399
Royalty income, net of royalty expense	(13,474)	(11,225)
Income from operations	138,128	138,850
Interest expense	47,070	52,610
Debt extinguishment and refinancing expenses	249	9,862
Other income, net	(284)	(641)
Income before income tax expense	91,093	77,019
Income tax expense	28,855	24,266
Income before cumulative effect of change in accounting principle	62,238	52,753
Cumulative effect of the adoption of FASB Interpretation No. 47, net of related tax benefit of $191	—	287
Net income	$62,238	$52,466

Earnings per common share—Basic
Income before cumulative effect of change in accounting principle	$0.68	$0.65
Cumulative effect of a change in accounting principle	—	—
Earnings per common share—Basic	$0.68	$0.65
Earnings per common share—Diluted
Income before cumulative effect of change in accounting principle	$0.64	$0.60
Cumulative effect of a change in accounting principle	—	—
Earning per common share—Diluted	$0.64	$0.60
Weighted average number of common shares outstanding:
Basic	91,427	81,169
Diluted	96,586	87,185

SEALY CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited—Preliminary results)

	Nine Months Ended
	August 26,	August 27,
	2007	2006
Cash flows from operating activities:
Net income	$62,238	$52,466
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	23,064	16,625
Deferred income taxes	(332)	1,700
Non-cash interest expense:
Senior Subordinated PIK Notes	—	3,348
Amortization of debt issuance costs and other	2,171	1,237
Stock-based compensation	2,411	3,040
Excess tax benefits from share-based payment arrangements	(6,443)	(2,884)
(Gain) loss on sale of assets	(2,318)	402
Write-off of debt issuance costs related to debt extinguishments	709	6,302
Cumulative effect of accounting change	—	287
Other, net	(1,003)	(5,011)
Changes in operating assets and liabilities:
Accounts receivable	(31,275)	(33,346)
Inventories	1,814	(6,324)
Prepaid expenses and other current assets	4,012	(4,587)
Accounts payable	17,858	(4,589)
Accrued expenses	(19,655)	(32,295)
Other liabilities	199	511
Net cash provided by (used in) operating activities	53,450	(3,118)
Cash flows from investing activities:
Purchase of property, plant and equipment	(33,526)	(20,674)
Proceeds from sale of property, plant and equipment	4,998	494
Net cash used in investing activities	(28,528)	(20,180)
Cash flows from financing activities:
Proceeds from initial public offering of common stock, net of underwriting discount and other direct costs of $24,489	—	295,511
Cash dividends	(20,578)	(131,824)
Repayments of long-term obligations, including discounts taken of $460 in 2007 and premiums paid of $2,703 in 2006	(37,540)	(586,614)
Borrowings under new credit facility	—	440,000
Borrowings under revolving credit facilities	116,596	137,191
Repayments under revolving credit facilities	(110,821)	(150,106)
Repurchase of common stock	(7,100)	—
Exercise of employee stock options, including related excess tax benefits	6,898	3,012
Debt issuance costs	—	(657)
Other	(2,695)	1,312
Net cash (used in) provided by financing activities	(55,240)	7,825
Effect of exchange rate changes on cash	(654)	1,125
Change in cash and cash equivalents	(30,972)	(14,348)
Cash and cash equivalents:
Beginning of period	45,620	36,554
End of period	$14,648	$22,206

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are not recognized terms under GAAP (Generally Accepted Accounting Principles) and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA:

	Three Months Ended:		Nine Months Ended:
	August 26,	August 27,	August 26,	August 27,
	2007	2006	2007	2006
	(in thousands)	(in thousands)	(in thousands)	(in thousands)
Income before cumulative effect of change in accounting principle	$21,471	$29,368	$62,238	$52,753
Interest expense	15,936	15,981	47,070	52,610
Income taxes	5,105	11,821	28,855	24,266
Depreciation and amortization	7,881	5,632	23,064	16,625

EBITDA	50,393	62,802	161,227	146,254
Management fees to KKR	—	—	—	775
Unusual and nonrecurring losses:
IPO expenses	—	—	—	28,510
Debt extinguishment or refinancing charges	249	4,566	249	9,862
North American realignment	1,362	—	3,274	—
Other (various)(a)	1,534	1,458	1,550	4,395
Adjusted EBITDA	$53,538	$68,826	$166,300	$189,796

(a)           Consists of various immaterial adjustments

The following table reconciles EBITDA to cash flow from operations:

	Nine Months Ended:	Nine Months Ended:
	August 26, 2007	August 27, 2006
	(in thousands)	(in thousands)
EBITDA	$161,227	$146,254
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(47,070)	(52,610)
Income taxes	(28,855)	(24,266)
Non-cash charges against (credits to) net income	(4,805)	11,018
Changes in operating assets & liabilities	(27,047)	(83,514)
Cash flow from operations	$53,450	$(3,118)